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                                                                   EXHIBIT 10.13

                        FOURTH SUPPLEMENTAL PLAN TO THE
                         DYNEGY INC. SEVERANCE PAY PLAN

I.  INTRODUCTION

     Dynegy Inc., a Delaware corporation (the "Company"), and its participating subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Severance Pay Plan (the "Plan"). The Plan specifically contemplates that certain plans may be designated as supplements to the Plan. This Fourth Supplemental Plan to the Dynegy Inc. Severance Pay Plan (the "Fourth Supplemental Plan") is hereby established as a supplement to the Plan on behalf of the Company and all of its subsidiaries and affiliates that participate in the Plan. The Fourth Supplemental Plan is intended to provide severance benefits to certain selected officers whose employment is terminated in connection with, in contemplation of, or on or after the date upon which occurs a change in control of the Company. Such severance benefits shall be in lieu of the severance benefits, if any, that would otherwise be provided under the Plan upon such termination of employment.

II.  DEFINITIONS AND CONSTRUCTION

     2.1 DEFINITIONS. Where the following words and phrases appear in the Fourth Supplemental Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

         (a) "BOARD" shall mean the Board of Directors of the Company.

         (b) "CHANGE IN CONTROL" shall mean the occurrence of any of the following events:

              (1) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the Company;

              (2) the Company is merged with or into or consolidated with another person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the voting stock of the surviving or resulting person;
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              (3) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary); or

              (4) the liquidation or dissolution of the Company;

     provided, however, that a "Change in Control" shall be deemed to have not occurred if Chevron Corporation or its subsidiaries and/or affiliates own, directly or indirectly, more than 50% of the total voting stock of the Company, so long as (i) Chevron Corporation, its subsidiaries or affiliates reduce their interest to less than a 50% interest either (x) within six months after the date they acquire a greater than 50% interest, or (y) within an extended period of up to two years after the date they acquire a greater than 50% interest if such extension is approved by the affirmative vote of at least 11 members of the Board (or such lesser or greater number of directors as may be required by Section 3.10(b) of the Company's Bylaws as such may be amended from time to time) prior to the end of the six-month period specified in clause (x) of this proviso, and (ii) Chevron Corporation does not materially alter the operations or management of the Company during such six-month or extended period. In addition to the foregoing, a "Change in Control" shall be deemed to have occurred for all purposes of the Fourth Supplemental Plan (other than Sections 3.2 and 5.3) upon the occurrence of a Deemed Change in Control.

         (c) "CHANGE IN TERMS OF SERVICE" shall mean, the occurrence, on the date upon which a Change in Control occurs or within two years thereafter (one year thereafter in the case of a Deemed Change in Control), of any one or more of the following:

              (1) a significant reduction in the nature or scope of a Covered Individual's authorities or duties from those applicable to such Covered Individual immediately prior to the date on which a Change in Control occurs;

              (2) a reduction in a Covered Individual's annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement from that provided to such Covered Individual immediately prior to the date on which a Change in Control occurs;

              (3) a diminution in a Covered Individual's eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Employer (including its subsidiaries) for officers with comparable duties or (B) the opportunities under any such plans under which such Covered Individual was participating immediately prior to the date on which a Change in Control occurs;

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              (4) a diminution in benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to such Covered Individual from the greater of
         (A) the benefits and perquisites provided by the Employer (including its subsidiaries) to officers with comparable duties or (B) the benefits and perquisites to which such Covered Individual was entitled immediately prior to the date on which a Change in Control occurs; or

              (5) a change in the location of a Covered Individual's principal place of employment by the Employer by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change in Control occurs.

         (d) "CHEVRON HOLDING PERIOD" shall mean any period during which a Change in Control is deemed to have not occurred solely pursuant to the provisions of Section 2.1(b) relating to the ownership, directly or indirectly, of more than 50% of the total voting stock of the Company by Chevron Corporation or its subsidiaries and/or affiliates.

         (e) "CODE" shall have the meaning assigned to such term in the Plan.

         (f) "COMMITTEE" shall mean the Compensation and Human Resources Committee of the Board.

         (g) "COMPANY" shall mean Dynegy Inc., a Delaware corporation.

         (h) "COMPENSATION" shall mean, with respect to each Covered Individual, the sum of (1) such Covered Individual's annual base salary and (2) such Covered Individual's aggregate annual target opportunity under all applicable cash bonus or incentive compensation plans or arrangements, in each case under clauses (1) and (2) above determined separately based upon the greater of the annual base salary or annual target opportunity under all applicable cash bonus or incentive compensation plans or arrangements, as applicable, paid at the rate in effect (A) immediately prior to the Change in Control, (B) 60 days prior to the date of such Covered Individual's Involuntary Termination, or (C) the date of such Covered Individual's Involuntary Termination.

         (i) "CONTINUATION COVERAGE PERIOD" shall mean, with respect to each Covered Individual, the period of time equal to the severance period upon which the lump sum cash payment provided pursuant to Section 4.1(a) was based.

         (j) "COVERED INDIVIDUAL" shall mean any individual who is participating in the Fourth Supplemental Plan pursuant to Article III.

         (k) "DEEMED CHANGE IN CONTROL" shall mean the consummation of the transactions contemplated in that certain Agreement and Plan of Merger dated as of June 14, 1999, by and among Illinova Corporation, Energy Convergence Holding Company, Energy

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    Convergence Acquisition Corporation, Dynegy Acquisition Corporation, and the
    Company, as the same may be amended from time to time.

         (l) "DISABILITY" shall mean a disability entitling a Covered Individual to benefits under a group long-term disability plan maintained by the Employer.

         (m) "EFFECTIVE DATE" shall mean February 8, 1999.

         (n) "EMPLOYER" shall mean the Company and each of its subsidiaries and affiliates that is treated as an Employer in accordance with the provisions of Section 5.2.

         (o) "EMPLOYMENT AGREEMENT" shall mean an employment agreement, if any, between the Employer and a Covered Individual.

         (p) "ERISA" shall have the meaning assigned to such term in the Plan.

         (q) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         (r) "FOURTH SUPPLEMENTAL PLAN" shall mean the Fourth Supplemental Plan to the Dynegy Inc. Severance Pay Plan, as amended from time to time.

         (s) "INVOLUNTARY TERMINATION" shall mean, with respect to each Covered Individual, any termination of such Covered Individual's employment with the Employer which:

              (1) does not result from a voluntary resignation by such Covered Individual (other than a resignation pursuant to clause (2) of this Section 2.1(s)); or

              (2) results from a resignation by such Covered Individual on or before the date which is 60 days after the date the Covered Individual receives notice of a Change in Terms of Service;

     provided, however, that the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of such Covered Individual's death or Disability.

         (t) "PLAN" shall mean the Dynegy Inc. Severance Pay Plan, as amended from time to time.

         (u) "PLAN ADMINISTRATOR" shall have the meaning assigned to such term in the Plan.

         (v) "POLICY COMMITTEE" shall mean the Company's Policy Committee.

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         (w) "TERMINATION FOR CAUSE" shall mean (1) with respect to a Covered
    Individual who has an Employment Agreement then in effect that defines the term "cause," any termination of such Covered Individual's employment with the Employer that the Committee determines constitutes "cause" under such Employment Agreement, and (2) with respect to each other Covered Individual, any termination of such Covered Individual's employment with the Employer based on a determination by the Committee that such Covered Individual (A) has been convicted of a misdemeanor involving moral turpitude or a felony,
    (B) has engaged in conduct which is materially injurious (monetarily or otherwise) to the Employer or any of its affiliates (including, without limitation, misuse of the Employer's or an affiliate's funds or other property), (C) has engaged in gross negligence or willful misconduct in the performance of such Covered Individual's duties, (D) has willfully refused without proper legal reason to perform such Covered Individual's duties and responsibilities, (E) has materially breached any material provision of any agreement between the Employer and such Covered Individual, or (F) has materially breached any material corporate policy maintained and established by the Employer that is of general applicability to Covered Individuals.

     2.2 NUMBER AND GENDER. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Fourth Supplemental Plan, shall be deemed to include the feminine gender.

     2.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Fourth Supplemental Plan, the text shall control.

III. PARTICIPATION

     3.1 PARTICIPATION. Each individual who is a member of the Policy Committee as of the Effective Date shall become a Covered Individual effective as of such date. The Committee, in its sole discretion, may select any individual who becomes a member of the Policy Committee after the Effective Date for participation in the Fourth Supplemental Plan as a Covered Individual. The Committee shall, at the time determined by the Committee in its sole discretion, provide a written notice to each individual who becomes a Covered Individual, which notice shall specify the effective date upon which such individual became a Covered Individual.

     3.2 CESSATION OF PARTICIPATION. Within 60 days from and after the expiration of the two-year period beginning on the date a Covered Individual receives notice of his participation in the Fourth Supplemental Plan from the Committee pursuant to Section 3.1, and within 60 days after each successive one-year period of time thereafter that the Fourth Supplemental Plan is in effect, the Committee shall have the right, in its sole discretion, to either continue and extend such Covered Individual's participation in the Fourth Supplemental Plan or terminate such Covered Individual's participation in the Fourth Supplemental Plan. The Committee shall notify such Covered Individual of such Committee action within the 60-day time period mentioned above. A Covered Individual shall continue participation in the Fourth Supplemental Plan until such participation is so terminated or the Fourth Supplemental Plan is terminated pursuant to Section 5.3. Failure of the Committee to

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take any action within said 60 days shall be considered as an extension of such
Covered Individual's right to participate in the Fourth Supplemental Plan for an additional one-year period of time. Notwithstanding anything to the contrary contained in this "sunset provision," if a Change in Control occurs while a Covered Individual is a participant in the Fourth Supplemental Plan, then such Covered Individual's participation in the Fourth Supplemental Plan shall not be subject to termination under this "sunset provision," and such participation shall continue for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle such Covered Individual to the benefits as provided herein, then the Fourth Supplemental Plan shall remain in effect with respect to such Covered Individual in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle such Covered Individual to said benefits do not occur, thereupon this "sunset provision" shall again be applicable with the 60-day time period for action by the Committee to thereafter commence at the expiration of said two years after such Change in Control and on each anniversary date thereafter. Further, a Covered Individual's participation in the Fourth Supplemental Plan may not be terminated during any Chevron Holding Period, and to the extent that a 60-day period referred to in this Section 3.2 occurs during any Chevron Holding Period and such Chevron Holding Period ends under circumstances which do not result in a Change in Control, such 60-day period shall be temporarily suspended and shall recommence upon the expiration of such Chevron Holding Period.

IV.  SEVERANCE BENEFITS

     4.1 SEVERANCE BENEFITS. For purposes of this Section 4.1, a termination of employment at any time during a Chevron Holding Period that ends under circumstances which result in a Change in Control or within three months prior to the date upon which a Change in Control occurs shall be deemed to be (but shall not be the only circumstances pursuant to which a termination shall be considered to be) in connection with a Change in Control. If, in connection with, in contemplation of, or on the date upon which a Change in Control occurs or within two years thereafter (one year thereafter in the case of a Deemed Change in Control), the employment of a Covered Individual shall be terminated under circumstances entitling such Covered Individual to a cash severance payment under his Employment Agreement then in effect, then such Covered Individual shall be entitled to receive, subject to the provisions of Sections 4.2, 4.4, and 5.7, the severance benefits described in this Section 4.1. A Covered Individual who does not have an Employment Agreement in effect as of the date of his termination of employment shall also be entitled to receive, subject to the provisions of Sections 4.2, 4.4, and 5.7, the severance benefits described in this Section 4.1 if the employment by the Employer or a successor thereto of such Covered Individual shall be subject to an Involuntary Termination in connection with, in contemplation of, or on the date upon which a Change in Control occurs or within two years thereafter (one year thereafter in the case of a Deemed Change in Control). For purposes of the preceding sentence and determining whether an Involuntary Termination has occurred prior to a Change in Control, the term "Change in Terms of Service" shall be interpreted by considering a Covered Individual's authorities, duties, base salary, target bonus opportunity, principal place of employment, and participation in compensation and benefit plans immediately prior to any change therein, rather than immediately prior to the date on which a Change in Control occurs. The severance benefits described in this Section 4.1 that shall be provided to a Covered Individual who is entitled to such benefits as set forth above are as follows:

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          (a) a lump sum cash payment in an amount equal to the greater of (1)
     300% of such Covered Individual's Compensation and (2) the amount provided in such Covered Individual's Employment Agreement in effect as of the date of such Covered Individual's termination of employment, which amount shall be paid by the Employer to such Covered Individual at the time provided in such Employment Agreement (provided, however, that if such Covered Individual does not have an Employment Agreement in effect as of such date but had an Employment Agreement in effect on or after the effective date of such Covered Individual's commencement of participation in the Fourth Supplemental Plan, then the lump sum cash payment shall be in an amount equal to the greater of (A) 300% of such Covered Individual's Compensation and (B) the amount that would have been paid under such Covered Individual's most recent Employment Agreement had it been in effect on the date of such Covered Individual's termination of employment (and such amount shall be paid at the time provided in such Employment Agreement); provided, further, that if such Covered Individual did not have an Employment Agreement in effect at any time on or after the effective date of his commencement of participation in the Fourth Supplemental Plan, then the lump sum cash payment shall be (i) in an amount equal to 300% of such Covered Individual's Compensation and (ii) paid by the Employer to such Covered Individual on or before the fifth day after the date of such Covered Individual's Involuntary Termination);

          (b) a lump sum cash payment (which shall be paid by the Employer at the same time the payment described in Section 4.1(a) is paid) in an amount equal to the sum of (1) the aggregate annual target opportunity under all applicable cash bonus or incentive compensation plans or arrangements that could have been earned by such Covered Individual for the fiscal year of the Company during which his termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full) and (2) the aggregate amount of contributions the Employer would have made to the Dynegy Inc. Profit Sharing/401(k) Savings Plan on behalf of such Covered Individual had such Covered Individual continued his employment and participation in such plan following such termination of employment for the Continuation Coverage Period (determined based on such Covered Individual's rate of compensation in effect immediately prior to such termination of employment and as if such Covered Individual elected to contribute to such plan the maximum amount allowable thereunder throughout the Continuation Coverage Period);

          (c) all of the outstanding stock options and other equity based awards granted by the Employer to such Covered Individual shall become fully vested and immediately exercisable in full upon such Covered Individual's termination of employment, and all of such stock options that do not constitute incentive stock options within the meaning of Section 422 of the Code shall remain exercisable for a period of three years thereafter or for such greater period as may be provided in the plan(s) or option agreement(s) pursuant to which such stock options were granted (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option);

          (d) such Covered Individual and those of his dependents (including his spouse) who were covered under the employee welfare benefit plans (as defined in Section 3(1) of ERISA) maintained by the Employer on the day prior to such Covered Individual's

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     termination of employment shall continue to be covered under such plans throughout the Continuation Coverage Period beginning on the date of such termination of employment at a cost to such Covered Individual that is no greater than the lesser of (1) the cost of such coverage paid by such Covered Individual immediately prior to such termination of employment or
     (2) the cost of such coverage paid by such Covered Individual immediately prior to the Change in Control; provided, however, that coverage under a particular welfare benefit plan shall immediately end upon such Covered Individual's obtainment of new employment and coverage under a similar welfare benefit plan maintained by such Covered Individual's new employer (with such Covered Individual being obligated hereunder to promptly report such new coverage to the Company). Notwithstanding the foregoing, if such Covered Individual's Employment Agreement in effect on the date of his termination of employment provides for a lump sum cash payment with respect to such welfare benefit plan coverage rather than continued coverage under such plans, then the benefit provided for in this Section 4.1(d) shall be paid in a lump sum in lieu of continued plan coverage (and such lump sum amount shall be determined and paid in a manner similar to that provided in such Employment Agreement). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of such Covered Individual and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA;

          (e) if such Covered Individual serves as the Chief Financial Officer or General Counsel of the Company, then any agreement imposing post-employment non-competition obligations or restrictions on such Covered Individual for the benefit of the Company or any of its subsidiaries shall terminate upon such Covered Individual's termination of employment; and

          (f) out-placement services in connection with obtaining new employment up to a maximum cost of $20,000 (which shall be paid directly by the Employer to the provider of such services).

     4.2 MITIGATION; BENEFITS UNDER EMPLOYMENT AGREEMENT. Except as provided in Section 4.1(d), a Covered Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Article IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article IV be reduced by any compensation or benefit earned by the Covered Individual as the result of employment by another employer or by retirement benefits. The benefits under the Fourth Supplemental Plan are in addition to any other benefits to which a Covered Individual is otherwise entitled; provided, however, that (a) the benefits under the Fourth Supplemental Plan are not intended to duplicate the benefits to which a Covered Individual is entitled under an Employment Agreement and (b) a Covered Individual who is entitled to receive benefits under the Fourth Supplemental Plan shall not be eligible to receive any benefits under the Plan, any other supplement thereto, or any other severance benefit plan maintained by the Company or any of its affiliates. Nothing herein is intended to reduce any provision of a Covered Individual's Employment Agreement to the extent that greater severance benefits are provided for in such Employment Agreement than under the Fourth Supplemental Plan. In other words, a Covered Individual with an Employment Agreement in effect as of the date of his termination of

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employment shall be entitled to either the severance benefits specified in the
Fourth Supplemental Plan or in such Employment Agreement, whichever provides the greater benefit on a provision-by-provision basis.

     4.3  INTEREST ON LATE PAYMENTS. If any cash payment provided for in Section
4.1 is not made when due, the Employer shall pay to the Covered Individual interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the rate of 1% per month (with a partial month counting as a full month).

     4.4 PARACHUTE PAYMENTS. Anything to the contrary herein notwithstanding, if a Covered Individual is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the severance benefits provided for in Section 4.1, together with any other payments or benefits which the Covered Individual has the right to receive from the Employer, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by the Covered Individual from the Employer will be one dollar ($1.00) less than three times the Covered Individual's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Covered Individual shall be subject to the excise tax imposed by
Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Covered Individual (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Covered Individual's base amount, the Covered Individual shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Section shall require the Employer to be responsible for, or have any liability or obligation with respect to, any Covered Individual's excise tax liabilities under Section 4999 of the Code.

V.   GENERAL PROVISIONS

     5.1 RELATIONSHIP OF THE FOURTH SUPPLEMENTAL PLAN TO THE PLAN. The Fourth Supplemental Plan and the severance benefits described herein shall be subject to all of the terms and conditions of the Plan, including, without limitation, the administrative provisions of the Plan; provided, however, that (a) the provisions of Section III of the Plan (relating to eligibility), Section IV.E. of the Plan (relating to rehired employees), and all provisions of the Plan relating to the execution and delivery of a release as a condition to the receipt of severance benefits shall not apply to the Fourth Supplemental Plan,
(b) the amount of the cash severance payment to be provided under the Fourth Supplemental Plan shall be determined pursuant to Article IV hereof rather than
Section IV.A. of the Plan, (c) the Committee (rather than the Plan Administrator) shall have the powers (including administrative powers) granted to the Committee hereunder, and (d) should an

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inconsistency or conflict exist between the specific terms of the Fourth
Supplemental Plan and those of the Plan, then the relevant terms of the Fourth Supplemental Plan shall govern and control.

     5.2 OTHER PARTICIPATING EMPLOYERS. Subject to the provisions of Section 5.3, each subsidiary and affiliate of the Company that participates in the Plan shall participate in the Fourth Supplemental Plan as an Employer. The provisions of the Fourth Supplemental Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Covered Individual; provided, however, that the determination of whether a Change in Control has occurred shall be made based solely on Dynegy Inc.

     5.3 AMENDMENT AND TERMINATION. The Fourth Supplemental Plan may not be amended, terminated, or discontinued except as provided in this Section 5.3 or in Section 5.7. For purposes of this Section 5.3, the termination of an Employer's participation in the Plan (and, accordingly, but for the provisions of this Section 5.3, the termination of such Employer's participation in the Fourth Supplemental Plan pursuant to Section 5.2) shall be deemed to be an amendment to the Fourth Supplemental Plan, but the commencement of participation by an Employer in the Plan (and, accordingly, participation by such Employer in the Fourth Supplemental Plan pursuant to Section 5.2) shall not be considered an amendment to the Fourth Supplemental Plan. Within 60 days from and after the expiration of the two-year period beginning on the Effective Date and within 60 days after each successive one-year period of time thereafter that the Fourth Supplemental Plan is in effect, the Board shall have the right to review the Fourth Supplemental Plan, and, in its sole discretion, to either continue and extend the Fourth Supplemental Plan, terminate the Fourth Supplemental Plan, and/or amend the Fourth Supplemental Plan in any manner determined by the Board. The Fourth Supplemental Plan shall remain in effect until so terminated and/or amended by the Board. Failure of the Board to take any action within said 60 days shall be considered as an extension of the Fourth Supplemental Plan for an additional one-year period of time. Notwithstanding anything to the contrary contained in this "sunset provision," if a Change in Control occurs while the Fourth Supplemental Plan is in effect, then the Fourth Supplemental Plan shall not be subject to termination or amendment under this "sunset provision," and the Fourth Supplemental Plan shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle a Covered Individual to the benefits as provided herein, then the Fourth Supplemental Plan shall remain in effect with respect to such Covered Individual in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle a Covered Individual to said benefits do not occur, thereupon this "sunset provision" shall again be applicable with the 60-day time period for action by the Board to thereafter commence at the expiration of said two years after such Change in Control and on each anniversary date thereafter. Further, the Fourth Supplemental Plan may not be terminated or amended during any Chevron Holding Period, and to the extent that a 60-day period referred to in this
Section 5.3 occurs during any Chevron Holding Period and such Chevron Holding Period ends under circumstances which do not result in a Change in Control, such 60-day period shall be temporarily suspended and shall recommence upon the expiration of such Chevron Holding Period.

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     5.4 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Fourth
Supplemental Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person's right to terminate his employment at any time.

     5.5 INDEMNIFICATION. If a Covered Individual shall obtain any money judgment or otherwise prevail with respect to any litigation brought by such Covered Individual or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Covered Individual for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (a) to pay in full all such fees and disbursements and (b) to pay prejudgment interest on any money judgment obtained by such Covered Individual from the earliest date that payment to such Covered Individual should have been made under the Fourth Supplemental Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate of 1% per month (with a partial month counting as a full month).

     5.6 PAYMENT OBLIGATIONS ABSOLUTE. Subject to the provisions of Section 5.7, the Employer's obligation to pay a Covered Individual the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer or any of its subsidiaries may have against such Covered Individual or anyone else. All amounts payable by the Employer shall be paid without notice or demand.

     5.7 POOLING OF INTERESTS ACCOUNTING. Notwithstanding any other provision of the Fourth Supplemental Plan to the contrary, in the event the consummation of a Change in Control is contingent on using the pooling of interests accounting methodology, the Board may make any modifications to the Fourth Supplemental Plan to the extent necessary to preserve the use of pooling of interests accounting, including, without limitation, any modification resulting in a reduction of the benefits to be paid or provided hereunder to any Covered Individual.

     5.8 WITHHOLDING. Any benefits paid or provided pursuant to the Fourth Supplemental Plan shall be subject to any required tax withholding.

     5.9 SEVERABILITY. Any provision in the Fourth Supplemental Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     5.10 EFFECT OF FOURTH SUPPLEMENTAL PLAN. Except for benefits provided under an Employment Agreement, the Fourth Supplemental Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Covered Individuals

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

with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Fourth Supplemental Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer's Covered Individuals. Any benefits paid or provided pursuant to the Fourth Supplemental Plan shall be deemed to be a severance payment and not "compensation" for purposes of determining benefits under the Employer's qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise).

     EXECUTED this ______ day of ___________________, 1999.

                                        DYNEGY INC.


                                        By:
                                           --------------------------------
                                        Michael B. Barton
                                        Vice President of Human Resources

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